UNITED STATES
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EMAGEON INC.

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On November 26, 2008, Emageon, Inc. distributed the following document to its sales and customer relations directors.

RSNA Talking Points about HSS
HSS Announces Definitive Agreement for Acquisition of Emageon
Talking Points for Emageon Sales and Customer Relations Directors
KEY MESSAGES:
•	HSS and Emageon have signed a definitive merger agreement to create a dynamic source of healthcare IT innovation.

•	An anticipated benefit will be to accelerate the speed to market of a better next generation of Picture Archiving and Communications Systems (PACS) just as the replacement cycle is beginning in 2009-2010.

•	Customers will experience little to no immediate change to the way in which they do business with either company.

•	The deal is an all cash transaction valued at approximately $62 million, to be financed by HSS’ majority shareholder, Stanford International Bank, a member of the Stanford Financial Group.

•	The transaction is expected to close December 19, 2008.
1. What led Emageon to pursue this deal?
As part of its recent proxy settlement with Oliver Press Partners, Emageon agreed to empower a special committee of the Board, to be chaired by an OPP Director, to explore strategic alternatives for the company. The committee was formed immediately after the proxy settlement and the committee hired bankers in early July. Jefferies, the banker selected by the committee, led a comprehensive sales process that culminated in the transaction with HSS.
2. What are the benefits to Emageon?
Our expectation is that, over time, the acquisition will result in a larger healthcare information technology company with new products and significant cross-selling opportunities. We believe that the acquisition will allow us to deliver powerful technological solutions that have a significant impact on the bottom lines of our customers by enhancing their patients’ quality of life.
3. Who is Health Systems Solutions?
HSS is a technology and services company dedicated to bringing innovation to the healthcare industry. Its objective is to leverage current and next-generation technologies to offer value-added products and services which will generate improved clinical, operational and financial outcomes for its clients. The HSS portfolio of products and services extends across many segments of healthcare including home healthcare, medical staffing, acute and post-acute facilities, and telehealth/telemedicine, grouped into three segments: technology solutions, software and consulting.
Health Systems Solutions, Inc. is a publicly traded company listed on the Over the Counter Bulletin Board under the symbol “HSSO.” For more information visit www.healthsystemssolutions.com.
4. How does home healthcare focus fit into the PACS strategy?
Both are solutions that need constant investment to remain driven by the latest technology standards. This ensures that the best solutions are available to meet both today’s and tomorrow’s healthcare challenges. HSS is not exclusively focused on any one segment of the healthcare industry. HSS views its company as a technology organization that markets and develops cutting-edge technology solutions to customer needs, regardless of the clinical setting.

5. Who is the Stanford Financial Group?
Stanford Financial Group is a privately held global network of independent, affiliated financial services companies. Stanford’s core businesses are private wealth management and investment banking for institutions and emerging growth companies.
The Stanford Financial Group of companies provides private and institutional investors with global expertise in asset allocation strategies, investment advisory services, award-winning policy and equity research, international private banking and trust administration, commercial banking, investment banking, merchant banking, institutional sales and trading, real estate investment and insurance. Stanford has over $50 billion in assets under management or advisement.
Securities products and services are offered in the United States by Stanford Group Company, member FINRA/SIPC. Stanford Financial Group is not a legal entity, but a registered trademark that encompasses the global network of independent, but affiliated, privately held and wholly owned entities. More information on the company can be found at www.stanfordfinancial.com.
6. What is Stanford Financial Group’s relation with HSS?
Stanford International Bank, Ltd., beneficially owns approximately 86% of the outstanding common stock of HSS. Stanford International Bank is a member of the Stanford Financial Group.
7. How much do you plan to invest in R&D going forward?
Emageon is currently spending more on its next-generation PACS product than it has ever spent on a previous product development. Going forward, HSS intends to build on the successes Emageon has achieved by ensuring an aggressively entrepreneurial environment that encourages and rewards innovation. As the product is a direct function of development work, we plan to commit the necessary resources, while keeping a close eye on operating efficiencies.
8. What will happen to the Emageon Birmingham and Hartland locations?
All existing Emageon locations will continue to operate as they have until now. Ultimately, after the completion of the acquisition, decisions will be driven by how customers will be best served with the minimizing or eliminating of any potential disruptions in the transition.
9. What does HSS management know about the PACS space?
HSS’ CEO, Stan Vashovsky, launched and built two service companies in the imaging technology space. The HSS development team — which has worked under Mr. Vashovsky for several years — has expertise in imaging technology and the leadership team that we continue to assemble will bring unrivaled subject-matter expertise to our organization, as well.
10. What is HSS’ strategy and how does Emageon fit in?
HSS is a technology company that is committed to bringing outcome-improving, cost-effective innovation to the healthcare industry. Emageon is a technology company that has a proud history of industry-leading products and is a natural fit for both the strategy and culture of HSS.
11. Who will run the business?
After the closing, Emageon management will continue to operate the business as before.

12. As a customer, who will I be dealing with until the merger?
Until the deal is closed, it is business as usual with Emageon. Once it is closed, the intent is to have that relationship continue for our customers such that they see the merger as a transparent process that only enhances the quality and effectiveness of their business relationship.
13. If there’s a product support problem, who do I contact?
If you have a question or concern with an Emageon product or service, you will contact the same person(s) as you would have prior to this announcement.
Additional Information About The Transaction
In connection with the proposed merger, Emageon filed a definitive proxy statement with the SEC on November 14, 2008. Stockholders of Emageon are encouraged to read the proxy statement (and any other relevant documents that Emageon files with the SEC), because it contains important information about Emageon and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and other documents filed by Emageon at the Securities and Exchange Commission’s Web site at http://www.sec.gov. Copies of the proxy statement and such other documents can also be obtained, without charge, by directing a request to:
Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
Attn.: Matt Geller
Telephone Number: (205) 980-9222
Stockholders are urged to read the proxy statement and all other relevant materials before making any voting or investment decision with respect to the proposed transaction.
Emageon and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of these participants in the solicitation is set forth in Emageon’s annual report on Form 10-K for its fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008 and amended on April 29, 2008, in its proxy statement for its 2008 annual meeting of shareholders filed on June 23, 2008, and in the proxy statement relating to the merger.
Forward-Looking Statements
Information contained in this document, other than historical information, may be considered forward-looking in nature. Forward-looking statements in this document include our expectations regarding the future offerings, integration and operation of the combined HSS and Emageon entities. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Emageon disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.